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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
             REPORTS PROFIT IN SECOND QUARTER AS REVENUES CLIMB 166%

     Columbus, Ohio -- August 12, 2005, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended
June 30, 2005. Assets under management increased by 152% to $811 million compared to $322 million at the end of the second quarter of 2004 while investment management revenue increased by 166% compared to 2004. Both assets under management and investment management revenue were driven higher by strong investment returns in client portfolios. Net income for the quarter was $515 thousand or $0.26 per share compared to a net loss of $234 thousand or $0.15 per share in 2004.

     Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce investment returns for our clients. I am pleased that we have continued to deliver strong results. All of our client funds and portfolios are highly ranked compared to other investment firms.
Our efforts to market our mutual funds and managed portfolios resulted in $103 million in new client investments in the second quarter of 2005 compared to $23 million in the second quarter of 2004."

				 Q2 2005	Q2 2004	      Change
Investment management revenue	$1,382,712     $  519,386      166%
Net income (loss)		$  515,202     $ (233,806)     n.m
Earnings per share - diluted	$     0.26     $    (0.15)     n.m
Assets under management		$811 million   $322 million    155%

				 YTD 2005	YTD 2004      Change
Investment management revenue	$2,596,377     $  985,445      163%
Net income (loss)		$  911,836     $ (314,028)     n.m
Earnings per share - diluted	$     0.47     $    (0.21)     n.m.

     Dillon went on to say, "We are pleased that the company continues to make progress" but cautioned that "first half results included $471,000 in performance fees and investment returns on the company portfolio, both of which can be volatile, particularly in the short-term."

     The compensation committee of the board of directors has initiated a review of the compensation of all staff and expects to finalize a new compensation program by November 2005. Performance bonuses, which are expected to be significant, will be finalized by the fourth quarter. The Company anticipates that it will earn a profit for the full year including the impact of the new compensation program.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363